EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harland Clarke Holdings Corp. Announces Closing of $235 Million Senior Secured Notes
Offering

San Antonio, TX - (July 24, 2012) – Harland Clarke Holdings Corp. (the “Company”) announced today the settlement of the sale of the Company’s $235 million aggregate principal amount of 9.750% senior secured notes due 2018 (the “Notes”) at a price of 96.00% of the par value of the Notes.  The Company intends to use the net proceeds from the offering, together with cash on hand, to repay a portion of the outstanding term loans under its existing senior secured credit facilities, an amendment and extension of which was entered into on May 10, 2012.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.  This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The price of the Notes disclosed above  is the price that should be used for purposes of determining original issue discount under the Internal Revenue Code.

About Harland Clarke Holdings Corp.

Harland Clarke Holdings has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron, and Faneuil. Harland Clarke is a provider of checks and related products, direct marketing services, customized business and home office products, and security solutions. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, commercial, governmental, and healthcare entities. Faneuil is a leading provider of business process outsourcing and managed services with expertise in contact centers, violations processing centers and toll operations.

Contact:
Harland Clarke Holdings Corp.
Martin Wexler, 210.697.6251
Vice President/Treasurer